Exhibit 99.1

550 Meridian Avenue
San Jose, CA 95126

Phone: +1-408-938-5200
Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information		For Immediate Release

Press Contacts		Investor Relations Contact

Julia O’Shaughnessy	Allyson Stinchfield	Polk Laffoon
Echelon Corporation	Atomic Public Relations	Echelon Corporation
+1 (408) 938-5357	+1 (415) 402-0230	+1 (408) 938-3119
julia@echelon.com	allyson@atomicpr.com	plaffoon@echelon.com

Echelon Reports Second Quarter Results

(San Jose, CA –July 26, 2007) - Echelon Corporation (NASDAQ: ELON) today announced financial results for the quarter ended June 30, 2007.

Revenues for the quarter ended June 30, 2007 were $26.7 million compared to revenues of $19.4 million for the same period in 2006. Revenues for the quarter were comprised of $13.5 million from our LONWORKS® infrastructure product line, $9.4 million from our Networked Energy Services (NES) product line, and $3.8 million from the Enel project. Revenues last year for the quarter ended June 30, 2006 were comprised of $12.2 million from LONWORKS product line, $6.9 million from the Enel project, and $323,000 from the NES product line.

The GAAP net loss for the quarter ended June 30, 2007 was $5.1 million, or $0.13 cents per share, based on a weighted average of 39,508,000 common shares outstanding, compared to net loss of $3.1 million, or $0.08 cents per share, based on a weighted average of 39,615,000 common shares outstanding for the same period in 2006. The non-GAAP net loss for the quarter, which excludes stock-based compensation expenses, was $3.7 million, or $0.09 cents per share, compared to a non-GAAP net loss of $1.8 million, or $0.05 cents per share for the same period in 2006. All non-GAAP information in this release is reconciled in the “Reconciliation of Non-GAAP to GAAP Results” table below.

“Although top-line revenue differed from our expectations due to timing differences in customer acceptance of a few large shipments of products, our bottom-line results were better than expected. This was due to careful management of expenses and product costs. We remain positive about our performance for the rest of the year,” said Ken Oshman, Echelon’s CEO and chairman.

“This was a very exciting quarter for Echelon, one in which we made important steps forward in both our LONWORKS infrastructure and NES product lines.” Mr. Oshman continued, “The recent announcement that McDonald’s has adopted our LONWORKS power line networking and i.LON® Internet server products as the backbone for its ‘kitchen of the future’ was the most recent and visible example of what we see as an emerging trend in our business: That is, the decisions to adopt our products and technology are being driven not only by the ability of our products to lower integration costs and improve operational efficiency, but also by their ability to provide better information and facilitate control over energy usage. This past June, ComputerWorld magazine reported that retailer Eddie Bauer has seen a one-year return on investment and nearly a 20% reduction in energy costs through the installation of a LONWORKS based building control system in its fulfillment center. This typifies the growing movement towards IT integration of control and data systems driven by energy management.”

“In our NES product line this quarter we had a number of important announcements, including Vattenfall’s decision to exercise another option for additional equipment, two new project wins at utilities in Austria, and the start of an important new trial in Australia. Our large projects at Vattenfall and E.ON Sweden continue to move forward well. We remain bullish on the market for advanced metering systems and our position in it; we see the pace of the market accelerating and we see it expanding throughout the world, as the diversity of our recent project wins illustrates,” concluded Oshman.

Revenues for the six-month period ended June 30, 2007 were $66.0 million, compared to revenues of $30.1 million for the same period in 2006. Net loss for the six-month period ended June 30, 2007 was $10.5 million, or $0.27 per share, based on a weighted average of 39,368,000 common shares outstanding, compared to net loss of $11.6 million, or $0.29 per share, based on a weighted average of 39,691,000 common shares outstanding for the same period in 2006. The non-GAAP net loss for the six-month period ended June 30, 2007 was $7.9 million, or $0.20 cents per share, compared to a non-GAAP net loss of $8.9 million, or $0.22 cents per share for the same period in 2006.

Gross margin for the quarter was 40.7% compared to 60.0% for the same period in 2006. Gross margin for the six-month period ended June 30, 2007 was 31.9%, compared to 57.6% for the same period in 2006. Total operating expenses were $17.4 million compared to $16.1 million for the same period in 2006. Total operating expenses for the six-month period ended June 30, 2007 were $34.3 million, compared to $31.6 million for the same period in 2006.

In April, Echelon announced a new power line smart transceiver (the PL 3170) aimed at reducing the time and complexity of developing networked products for the home. The new component features self-installation technology that allows manufacturers to create products that install automatically when a homeowner plugs them into the wall. Products that self-install are a key value ingredient to Echelon’s Digital Home® Alliance aimed at delivering on the promise of home automation.

In June, Echelon announced that the city of Milton Keynes in the United Kingdom is using Echelon’s technology in a trial to remotely control and monitor 400 streetlights in the city. An additional 10,000 streetlights are planned over the next three years following a successful tender process. The new system has reduced energy usage by 40 percent, increased security and safety in the city and reduced maintenance costs.

Echelon also announced collaboration with i-Logicon Control Automation Pvt. Ltd., a leading service provider in controls, energy management and information technology solutions that reduce energy and operating costs for industrial and manufacturing industries in India. i-Logicon’s first implementation of its Echelon based solution in a textile plant in Tirupur, India’s main textiles city, has reduced energy use by 20%.

These and other announcements can be found at http://www.echelon.com/company/press.

Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see “Risk Factors of Forward Looking Statements” at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following guidance for the quarter ending September 30, 2007 and the full year ending December 31, 2007. All non-GAAP estimates exclude the impact of any stock-based compensation charges.

•

For the quarter, revenue is expected to be approximately $24.5 million. We expect NES system revenues to be approximately $8.0 million, LONWORKS infrastructure revenues to be approximately $14.0 million, and Enel project revenues to be approximately $2.5 million.

•

For the full year, we continue to expect total revenues of approximately $138.0 million. Of this amount, we expect NES system revenues will be approximately $68.5 million, LONWORKS infrastructure revenues will be approximately $57.5 million, and Enel project revenues will be approximately $12.0 million.

•

For the quarter, non-GAAP gross margin, which excludes any stock-based compensation expense, is expected to be approximately 45.0%. For the full year non-GAAP gross margin is expected to be approximately 36.9%.

•

For the quarter, non-GAAP operating expenses, which exclude any stock-based compensation charges, are expected to be approximately $16.5 million. For the full year, we expect non-GAAP operating expenses will be approximately $65.0 million.

•

For the quarter, we expect stock-based compensation expenses associated with stock options and other equity compensation awards to be approximately $1.8 million. For the full year, we expect stock-based compensation expenses to be approximately $6.5 million. This estimate could change based on the size and timing of options actually granted by the Compensation Committee, as well as other factors we will use in valuing future option grants, such as the market price and historical volatility of Echelon’s stock price when those grants are made.

•	For the quarter, interest and other income is expected to be approximately $1.3 million. For the full year, we expect interest and other income to be approximately $5.5 million.

•	For the quarter, we expect our provision for income taxes will be approximately $108,000. For the full year, we expect our provision for income taxes will be approximately $430,000.

•

For the quarter, we expect to generate a non-GAAP loss per share of approximately $0.11 and a GAAP loss per share of $0.15, based on a weighted average of 39,500,000 shares outstanding. The non-GAAP estimate excludes the impact of any stock-based compensation charges.

•

For the full year, we expect a non-GAAP loss per share of approximately $0.23 and a GAAP loss per share of $0.39, based on a weighted average of 39,500,000 shares outstanding. The non-GAAP estimate excludes the impact of any stock-based compensation charges.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 11:00 am PT (1:00 pm Central/2:00 pm Eastern). To access the conference call, dial 800-231-9012 (callers outside the US please use +1-719-457-2617); however, due to a limited number of available phone lines, the company asks that only those persons without Web access call this number. The call will be available live today, and for playback on the Investor Relations section of Echelon’s web site (www.echelon.com) through June 30th, 2007.

Use of Non-GAAP Financial Information

Echelon provides non-GAAP net income and non-GAAP net income per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Echelon believes that this presentation of non-GAAP net income and non-GAAP net income per share provides useful information relating to its financial condition and results of operations, which provides management and investors with a more complete understanding of Echelon’s past performance and certain additional financial and business trends. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Echelon Corporation

Echelon Corporation (NASDAQ:ELON) is a networking company that provides products and systems that can monitor and save energy; lower costs; improve productivity; and enhance service, quality, safety, and convenience by connecting everyday devices in utility, buildings, industrial, transportation, and home control systems. Tens of millions of smart devices based on Echelon’s LONWORKS products and Networked Energy Services (NES) systems are used around the world today, bringing benefits to consumers and industry. More information about Echelon can be found at http://www.echelon.com.

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Echelon, LONWORKS, i.LON, Digital Home, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Other marks belong to their respective holders.

This press release may contain statements relating to future plans, events or performance, including statements regarding opportunities in the advanced metering field; the effect of demand for energy efficiency and operational benefits on Echelon sales; the use of the LONWORKS platform in quick-service restaurants and retail stores, and for energy management, home control, street lighting, and other applications; the status of NES system projects at Vattenfall and E.ON and other deployments; Echelon’s ability to expand the NES business worldwide; and Echelon’s projected financial results for the third quarter and full year 2007. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the development and growth of markets for Echelon’s products and services, particularly our NES products; risks associated with the introduction and production ramp of the new generation of NES meter; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer and consumer expectations; risks that our products or technology might not be accepted in standards specifications, or even if accepted, that our products might not be used in applicable implementations; the risk that a utility that awards a tender to Echelon or one of its resellers will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel the project, or the risk that the project will not pass certain tests imposed by the utility; the risk that Echelon does not meet expected or required shipment or acceptance schedules for NES system products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; risks associated with uncertainties pertaining to the timing and level of customer orders and demand for products and services; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating and the timing of NES revenues; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$37,577	$37,412
Short-term investments	79,887	86,745
Accounts receivable, net	18,161	13,918
Inventories	9,466	11,359
Deferred cost of goods sold	7,370	19,060
Other current assets	2,342	2,359

Total current assets	154,803	170,853

Property and equipment, net	16,415	15,188
Other long-term assets	10,256	10,235

	$181,474	$196,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,122	$6,893
Accrued liabilities	5,421	4,697
Deferred revenues	16,518	26,843

Total current liabilities	29,061	38,433

Deferred rent	1,320	1,268
Total stockholders’ equity	151,093	156,575

	$181,474	$196,276

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Product	$26,437	$19,209	$65,514	$29,783
Service	259	165	451	336

Total revenues	26,696	19,374	65,965	30,119

Cost of revenues:
Cost of product (1)	15,315	7,303	43,942	11,866
Cost of service (1)	514	452	1,006	897

Total cost of revenues	15,829	7,755	44,948	12,763

Gross profit	10,867	11,619	21,017	17,356

Operating expenses:
Product development (1)	8,130	7,163	15,931	14,154
Sales and marketing (1)	4,953	5,089	10,368	10,236
General and administrative (1)	4,291	3,798	7,999	7,200

Total operating expenses	17,374	16,050	34,298	31,590

Loss from operations	(6,507)	(4,431)	(13,281)	(14,234)
Interest and other income, net	1,488	1,404	2,985	2,798

Loss before provision for income taxes	(5,019)	(3,027)	(10,296)	(11,436)
Income tax expense	107	80	215	160

Net loss	$(5,126)	$(3,107)	$(10,511)	$(11,596)

Net loss per share:
Basic	$(0.13)	$(0.08)	$(0.27)	$(0.29)
Diluted	$(0.13)	$(0.08)	$(0.27)	$(0.29)

Shares used in computing net loss per share:
Basic	39,508	39,615	39,368	39,691
Diluted	39,508	39,615	39,368	39,691
(1) Amounts include stock-based compensation costs as follows:

Cost of product	$133	$103	$260	$215
Cost of service	9	12	23	26
Product development	435	484	853	1,098
Sales and marketing	283	302	564	662
General and administrative	545	408	885	714

Total stock-based compensation expenses	$1,405	$1,309	$2,585	$2,715

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
GAAP net loss	$(5,126)	$(3,107)	$(10,511)	$(11,596)
Stock-based compensation	1,405	1,309	2,585	2,715

Total non-GAAP adjustments to earnings from operations	1,405	1,309	2,585	2,715
Income tax effect of reconciling items	—	—	—	—

Non-GAAP net loss	$(3,721)	$(1,798)	$(7,926)	$(8,881)

Non-GAAP net loss per share:
Diluted	$(0.09)	$(0.05)	$(0.20)	$(0.22)

Shares used in computing net loss per share:
Diluted	39,508	39,615	39,368	39,691

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows provided by (used in) operating activities:
Net loss	$(10,511)	$(11,596)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,226	2,167
Loss on disposal of fixed assets	4	—
Reduction of allowance for doubtful accounts	(57)	(35)
Increase in accrued investment income	(245)	(286)
Stock-based compensation	2,585	2,715
Change in operating assets and liabilities:
Accounts receivable	(4,198)	(5,748)
Inventories	1,879	(1,220)
Deferred cost of goods sold	11,690	(4,956)
Other current assets	26	(432)
Accounts payable	(102)	2,752
Accrued liabilities	697	(2,503)
Deferred revenues	(10,320)	10,481
Deferred rent	75	106

Net cash used in operating activities	(6,251)	(8,555)

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(55,077)	(34,470)
Proceeds from maturities and sales of available-for-sale short-term investments	62,176	37,407
Change in other long-term assets	43	22
Capital expenditures	(3,132)	(2,912)

Net cash provided by investing activities	4,010	47

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock	3,165	191
Repurchase of common stock from employees for payment of taxes on vesting of performance shares and upon exercise of stock options.	(842)	—
Repurchase of common stock under stock repurchase program	—	(2,545)

Net cash provided by (used in) financing activities	2,323	(2,354)

Effect of exchange rates on cash:	83	348

Net increase (decrease) in cash and cash equivalents	165	(10,514)
Cash and cash equivalents:
Beginning of period	37,412	59,080

End of period	$37,577	$48,566